Exhibit 4.36
Share Proxy Agreement
This Share Proxy Agreement (hereinafter “this Agreement”) is executed by and between the following parties (hereinafter “the Parties”) on August 5, 2010:
Party A: Ku6 (Beijing) Technology Co., Ltd.
Address: Building 6, Zhengtong Shidai Chuangyi Center, Xibahe Xili No.18, Chaoyang
District, Beijing, 100020
Party B: Dongxu Wang
ID Number: 310226751124032
Address: Room 301, Shangchen Road 1025-6, Pudong Xinqu, Shanghai
Whereas:
Party B is registered as the shareholder of Shanghai Yisheng Network Technology Co., Ltd. (hereinafter “the Company”), who is holding 75% equity of the Company.
Party A and Party B hereby reach the following agreement in respect to the identity of Party B as the shareholder of the Company:
1.	Nominal Shareholder

Party B shall be a nominal shareholder of the Company appointed by Party A, to hold the equity of the Company which is actually held by Party A on behalf of and for the benefit of Party A.

2.	Documents
2.1	Party A has already received and reviewed the following documents:
(1)	The “Equity Disposal Agreement” signed among Ku6 (Beijing) Technology Co., Ltd., the Company and Party B on August 5, 2010.

(2)	The “Equity Pledge Agreement” signed among Ku6 (Beijing) Technology Co., Ltd. and Party B on August 5, 2010.
2.2
Party A agrees to the content of the said documents, and agrees Party B’s execution of the said documents, and agrees Party B to sign other agreements related to the said documents and/or to take necessary actions, including adopting relevant shareholders’ resolution, approving the Company to sign relevant documents, etc.

3.	Confidentiality

Party B confirms that, any information contained herein and this Agreement itself shall be regarded as the “Confidential Information” of Party A; without any prior consent from Party A, Party B shall not disclose such “Confidential Information” to any third party.

4.	Entire Agreement and Amendment
4.1
This Agreement shall constitute an entire agreement between the Parties in respect to the subject contained herein and supersedes all previous oral or written agreement, contract, memorandum and communications concluded or reached by the Parties. This Agreement shall be amended by the Parties in writing.

4.2
This Agreement can be effectively amended by the Parties only in writing. Any supplementary agreement or amendment to this Agreement duly signed by the Parties shall be an integral part of this Agreement, which shall have the same legal effect with this Agreement.

5.	Governing Law

The execution, effectiveness, performance and interpretation of this Agreement as well as the settlement of dispute shall be governed and interpreted by the laws of the People’s Republic of China.

6.	Settlement of Dispute
6.1
If the Parties have any dispute over the interpretation and performance of any provisions of this Agreement, the Parties shall seek to settle it through negotiations in good faith. If the Parties fail to reach an agreement on the settlement, either Party may file such dispute to Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitral rules. The place of arbitration shall be in Shanghai and the language shall be Chinese. The arbitral award shall be final and binding on the Parties.

6.2	Except for the dispute issues between the Parties, the Parties shall continue to perform their other obligations under this Agreement in good faith.
7.	Effectiveness, Effective Term and Others
7.1	This Agreement shall come into effect after being signed and/or stamped by Party A and Party B on the date first written above.

7.2
Either Party’s failure to exercise any rights, powers or privileges shall not be deemed as the Party’s waiver of such rights, powers or privileges. Either Party’s exercising of single or part of any rights, powers or privileges shall not preclude the Party from exercising other rights, powers or privileges.

In witness whereof, the Parties hereby sign this Agreement on the date first written above for each Party to abide by:
Party A: Ku6 (Beijing) Technology Co., Ltd.
Legal /Authorized Representative:

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Date: August 5, 2010
Party B: Dongxu Wang (Signature)
Date: August 5, 2010

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